Exhibit 3.1.3

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment
(PURSUANT TO NRS 78.285 and 78.390)
Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.285 and 78.390 - After Issuance of Stock)

1. Name of corporation: Boulder Creek Explorations, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

FIRST: the Corporation hereby amends Article I of its Articles of Incorporation, which is restated in its entirety as follows:

“The name of the corporation, which is hereinafter referred to as the “Corporation” is:

CANAM URANIUM CORP.

SECOND: the Corporation hereby amends Article III of its Articles of Incorporation, which is restated in its entirety as follows:

“This Corporation is authorized to issue two classes of stock to be designated, respectively, preferred stock (“Preferred Stock”) and common stock (“Common Stock”). The total number of shares of capital stock that the Corporation is authorized to issue is 225,000,000. The total number of shares of Common Stock the Corporation shall have the authority to issue is 200,000,000, par value $0.001 per share. The total number of shares of Preferred Stock that the Corporation shall have the authority to issue is 25,000,000, par value $0.001 per share. The Corporation’s capital stock may be sold from time to time for such consideration as may be fixed by the Board of Directors, provided that no consideration so fixed shall be less than par value.

The Board of Directors of the Corporation is expressly authorized, subject to limitations prescribed by law and the provisions of this Article III, to provide for the issuance of the shares of Preferred Stock from time to time in one or more series, and by filing a certificate pursuant to the Nevada General Corporation Law, to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares as may be permitted by the Nevada General Corporation Law.”

3. The vote by which stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of he voting power as may be required in the case of a vote by the classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 7,000,000.

4. Effective date of filing (optional): November 27, 2006

5. Officer Signature (required):   /s/ Ryan Gibson , President